Press release jointly issued by ETFS Gold Trust, ETFS Precious Metals Trust & ETFS Asian Gold Trust.

ETFS Gold Trust

ETFS Precious Metals Basket Trust

&

ETFS Asian Gold Trust

to Use the LBMA PM Gold Price

as Their Benchmark Price Starting March 20, 2015

New York, NY – March 5, 2015 – London Gold Market Fixing Ltd. has announced its intention to discontinue the “London Fix” pricing benchmark for Gold after March 19, 2015.  The London Fix has been the “Benchmark Price” for valuation of gold bullion held by each of the ETFS Gold Trust (NYSE Arca: SGOL) (the “Gold Trust”), the ETFS Precious Metals Basket Trust (NYSE Arca: GLTR) (the “Precious Metals Trust”), and the ETFS Asian Gold Trust (NYSE Arca: AGOL) (the “Asian Gold Trust” and together with the Gold Trust and the Precious Metals Trust, the “ETFS Trusts”). The London Bullion Market Association has accepted a proposal by ICE Benchmark Administration (“IBA”) to operate a replacement gold price benchmark mechanism. Commencing March 20, 2015, IBA will operate an electronic, tradable and auditable, over-the-counter auction  to establish and publish a fixed price for a troy ounce of gold twice each trading day at 10:30 a.m. London time (the “LBMA AM Gold Price”) and 3:00 p.m. London time (the “LBMA PM Gold Price”).

ETF Securities USA LLC, the sponsor of the ETFS Trusts (the “Sponsor”),  anticipates that, commencing March 20, 2015, the Sponsor will determine that the current London Fix, which will have ceased to be published as of March 19, 2015, is an inappropriate basis for valuing gold bullion received upon purchase of an ETFS Trust’s shares, delivered upon redemption of an ETFS Trust’s shares and otherwise held by an ETFS Trust on a daily basis, and that the LBMA PM Gold Price is an appropriate alternative for determining the value of each ETFS Trust’s gold each trading day.  The Sponsor also expects to determine that the LBMA PM Gold Price will fairly represent the commercial value of gold bullion held by each ETFS Trust and, effective 60 days after the delivery of notice of such determination to The Depository Trust Company, the registered owner of the shares of each ETFS Trust, the “Benchmark Price” (as defined in each ETFS Trust’s Depository Trust Agreement) as of any day will be the LBMA PM Gold Price for such day.

CONTACT:

Benoit Autier  +1 212-918-4955

Benoit Autier is a registered representative of ALPS Distributors, Inc.

ETFS Physical Asian Gold Shares are issued by the ETFS Asian Gold Trust. ETFS Physical White Metals Basket Shares are issued by ETFS White Metals Basket Trust. ETFS Physical Precious Metals Basket Shares are issued by the ETFS Precious Metals Basket Trust. ETFS Physical Silver Shares are

issued by the ETFS Silver Trust. ETFS Physical Swiss Gold Shares are issued by the ETFS Gold Trust. ETFS Physical Platinum Shares are issued by the ETFS Platinum Trust. ETFS Physical Palladium Shares are issued by the ETFS Palladium Trust.

The ETFS Asian Gold Trust, ETFS White Metals Basket Trust, ETFS Precious Metals Basket Trust, ETFS Gold Trust, ETFS Silver Trust, ETFS Palladium Trust and ETFS Platinum Trust are not investment companies registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trusts are not subject to the same regulatory requirements as mutual funds. These investments are not suitable for all investors. Please read the prospectus carefully before investing.

Important Risks

The value of the Shares relates directly to the value of the precious metal held by the Trusts and fluctuations in the price could materially adversely affect an investment in the Shares. Several factors may affect the price of precious metals, including:

•A change in economic conditions, such as a recession, can adversely affect the price of the precious metal held by the Trusts. Some metals are used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the Shares;

•Investors' expectations with respect to the rate of inflation;

•Currency exchange rates; Interest rates;

•Investment and trading activities of hedge funds and commodity funds; and

•Global or regional political, economic or financial events and situations. Should there be an increase in the level of hedge activity of the precious metal held by the Trusts or producing companies, it could cause a decline in world precious metal prices, adversely affecting the price of the Shares.

Also, should the speculative community take a negative view towards the precious metal held by the Trusts, it could cause a decline in prices, negatively impacting the price of the Shares.

There is a risk that part or all of the Trusts' physical precious metal could be lost, damaged or stolen. Failure by the Custodian or Sub-Custodian to exercise due care in the safekeeping of the precious metal held by the Trusts could result in a loss to the Trusts. Since there is no limit on the amount of platinum and palladium that the Trust may acquire, the Trust, as it grows, may have an impact on the supply and demand of platinum and palladium.

The Trusts have limited operating history.

Commodities generally are volatile and are not suitable for all investors. Trusts focusing on a single commodity generally experience greater volatility.

This material must be accompanied or preceded by a prospectus. Please read the prospectus carefully before investing. Click here to review the prospectus.

Shares in the Trusts are not FDIC insured and may lose value and have no bank guarantee.

Investors buy and sell shares on a secondary market (i.e., not directly from Trusts). Only market makers or "authorized participants" may trade directly with the Trusts, typically in blocks of 50k to 100k shares.

Carefully consider each Trusts' investment objectives, risk factors, and fees and expenses before investing.

An investment in the trust does not constitute a direct investment in the underlying metal.

ALPS Distributors, Inc. is the marketing agent for ETFS Silver Trust, ETFS Gold Trust, ETFS Platinum Trust, ETFS Palladium Trust, ETFS Precious Metals Basket Trust, ETFS White Metals Basket Trust and ETFS Asian Gold Trust.

For further discussion of the risks associated with an investment in the Trusts please read the prospectus.

ETF000748  12/31/15.